EXHIBIT 10.12

CARBON CREDIT FORWARD PURCHASE AGREEMENT

THIS CARBON CREDIT PURCHASE AGREEMENT is dated this 28th day of October, 2024 (the “Effective Date”)

BETWEEN:

DEVVSTREAM HOLDINGS INC., a corporation organized under the laws of Province of British Columbia (“Buyer”)

- AND -

Karbon-X Corp., a corporation operating under the laws of Canada [MN1] (“Karbon-X,”, the “Seller,” and collectively with Buyer, the “Parties”)

WHEREAS:

A.	Seller is the holder of, or has access to, or will obtain and deliver in the future certain uni ts of CDR Global Artisan C-Sink or Industrial C-Sink verified greenhouse gas offset or carbon credits (“C- Sink Credits”);

B.	Buyer is a technology-based ESG company that advances the development and monetization of environmental assets;

C.	Buyer has entered into a business combination agreement with Focus Impact Acquisition Corp. (“New Pubco”), a special purpose acquisition company (SPAC) listed on the Nasdaq Stock Exchange, pursuant to which New Pubco will re-incorporate under the laws of the Province of Alberta, change its name to “DevvStream Corp.” and acquire all of the shares of Buyer pursuant of an amalgamation of Buyer with a wholly-owned subsidiary of New Pubco, all as more particularly described in New Pubco’s Registration Statement on Form S-4 filed with the U.S. Securities and Exchange Commission (the “De-SPAC Transaction”);

D.	Seller is interested in selling C-Sink Credits to Buyer according to a schedule and Buyer is interested in purchasing the C-Sink Credits from Seller in accordance with the terms and conditions of this Agreement;

NOW THEREFORE, in consideration of the foregoing and of the mutual promises hereinafter set forth, the Parties, intending to be legally bound, hereby agree as follows:

1.

PURCHASE AND SALE

1.1. Purchase and Sale

(a)

Subject to the terms and conditions of this Agreement, Seller agrees to sell to Buyer and Buyer agrees to purchase from Seller, C-Sink Carbon Credits at the times and in the amounts as set forth on Schedule A [MN2](the “Purchased Credits”), inclusive of any applicable taxes, for a purchase price of USD $120 per Unit or an aggregate purchase price of USD $2,892,000 (the “Purchase Price”).

(b)	The Purchase Price will be payable in common shares of New Pubco (the “Consideration Shares”) issued at a deemed price of $6.50 per Consideration Share, for a total of 444,923 Consideration Shares.

(c)	The Consideration Shares will be payable upon execution of this Agreement Karbon-X will provide Buyer with registration and delivery instructions for their Consideration Shares prior to Closing (as defined below).

(d)	Purchase Price Adjustment. On that date which is 18 months from the Closing Date, Seller shall complete an accounting of the sale of the Consideration Shares and advise Buyer of the total proceeds of the sales. In the event the gross proceeds from the sale of the Consideration Shares is less than $2,892,000 then Buyer shall issue additional common shares to Seller (the “Additional Shares”) equal to 100% of the 20 day weighted average price of Buyer’s common stock on the Nasdaq Stock Exchange on the date immediately preceding such adjustment, multiplied by the dollar amount of the adjustment required to meet $2,892,000.

(e)	C-Sink Carbon credit adjustment. If Seller is unable to produce and deliver sufficient C- Sink Carbon credits within 60 days of each date set forth on Exhibit A, then Seller shall deliver to Buyer consideration at $120 per Unit of C-Sink Carbon credits which are deficient payable at the option of Buyer in cash or in common stock of Seller valued at 100% of the 20 day weighted average closing price of the stock prior to such adjustment.

1.2. Closing

(a)	Completion of the purchase and sale of the Purchased Credits (the “Closing”) will take place effective immediately following the completion of the De-SPAC Transaction.

(b)

At Closing, Buyer will cause New Pubco to issue 444,923 Consideration Shares to Seller and will deliver to Seller a share certificate representing such Consideration Shares, or such other evidence of issuance of the Consideration Shares as acceptable to Seller.

(c)

At Closing, pursuant to the Schedule set forth on Exhibit A, Seller will take all necessary steps to transfer, convey and assign to Buyer all existing and future rights, title to, and interest to the Purchased Credits, and to transfer such Purchased Credits to the account designated by Buyer.

1.3. Fees and Taxes

(a)	Each Party will bear its own costs and expenses in connection with the preparation, negotiation and execution of this Agreement.

(b)	Each Party will be responsible for any and all taxes imposed upon it in connection with the purchase and sale of the Carbon Credits.

2.

CONDITIONS OF CLOSING

2.1. Conditions of Closing

The obligations of each of the Parties to complete the Closing of the transactions contemplated by this Agreement are subject to the following conditions:

(a)	the issuance of the Consideration Shares to Seller will be exempt from any registration and prospectus (or equivalent) requirements of applicable securities laws;

(b)	New Pubco will be approved for listing of the Nasdaq Stock Exchange and no “chill” shall exist with respect to New Pubco by the Depository Trust Company;

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(c)	there will be no prohibition at law against the completion of the transactions contemplated under this Agreement;

(d)	Buyer will be satisfied, acting reasonably, with the results of its know-your-client and anti- money laundering procedures in respect to Seller; and

(e)	the representations of the other Party will be true and correct as of Closing in all material respects.

3.

REPRESENTATIONS AND WARRANTIES

3.1. Mutual Representations and Warranties

Each Party hereby represents and warrants to the other Party that:

(a)	it is duly formed, validly existing and in good standing under the laws of the jurisdiction of its formation;

(b)	it has full power and authority to execute, deliver, and perform this Agreement and to carry out the transactions contemplated hereby;

(c)

its execution and delivery of this Agreement and performance of the transactions contemplated hereunder have been duly authorized by all requisite entity action, and this Agreement has been duly executed and delivered by it and constitutes its legal, valid, and binding obligation, enforceable against it in accordance with its terms;

(d)

none of the execution, delivery and performance by such Party hereof conflicts with or will result in a breach or violation of any applicable law, contract or instrument to which such Party is bound; and

(e)	there are no proceedings by or before any governmental authority, now pending or to its knowledge threatened, that could materially and adversely affect such Party’s ability to perform hereunder.

3.2. Seller Representations and Warranties

Seller hereby represents and warrants to Buyer that:

(a)	it has the contractual rights to sell all right, title, and interest in the Purchased Credits to be delivered to Buyer;

(b)

it has not sold and will not sell any part of the Purchased Credits or attribute thereof to any other person or entity, and at the time of Closing, all rights, title, and interest in such Purchased Credits will vest in Buyer free and clear of all liens, taxes, claims, security interests, or other encumbrances of any kind whatsoever and upon Closing Buyer will have the exclusive right to make all claims as to greenhouse gas offset credits connected with the Purchased Credits;

(c)

there is no judgment or order or current, pending or, to Seller’s actual knowledge, threatened litigation, arbitration or administrative proceeding that would affect the ability of Seller to perform its obligations under this Agreement; and

(d)	no authorization, consent, notice to, registration or filing with any governmental authority is required for its execution, delivery, or performance hereof.

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3.3. Buyer Representations and Warranties

Buyer hereby represents and warrants to Seller that:

(a)

there is no judgment or order or current, pending or, to Buyer’s actual knowledge, threatened litigation, arbitration or administrative proceeding that would affect the ability of Buyer to perform its obligations under this Agreement;

(b)	no authorization, consent, notice to, registration or filing with any governmental authority is required for its execution, delivery, or performance hereof; and

(c)	the New Pubco Shares will, upon issuance, be validly issued as fully-paid and non- assessable common shares in the capital of New Pubco.

4.

TERMINATION

4.1. Termination

Either Party may terminate this Agreement by providing the other Party with a notice of termination if

(a) the other Party is in breach of any term of this agreement and such breach is not remedied within 10 days of the terminating Party providing notice to the other Party of such breach, or (b) the De-SPAC Transaction has not completed by November 1, 2024. Termination will not affect in any way either Parties’ obligations or liabilities hereunder that have accrued up to the date of termination, and each Party will remain liable to the other Party in respect of any breach of their respective covenants, representations or warranties hereunder in accordance with the terms hereof. This agreement may also be terminated upon the mutual agreement of the Parties.

5.

GENERAL

5.1. Amendments

This Agreement may be amended in writing by mutual agreement of the Parties.

5.2. Assignment

Neither Party will transfer or assign this Agreement, in whole or in part, without the other Party’s prior written consent, which consent will not be unreasonably withheld, conditioned or delayed.

5.3. Further Assurances

Each Party will promptly do and perform all further acts and execute and deliver all further documents (in form and content reasonably satisfactory to that Party) required by applicable laws, or reasonably requested by either Party to carry out the purposes of this Agreement and the transactions contemplated herein.

5.4. Currency

All amounts in this Agreement are stated and will be paid in United States dollars.

5.5. Enurement

This Agreement enures to the benefit of, and is binding upon, the Parties and their respective successors and permitted assigns.

5.6. Severability

If any article, phrase, provision or portion of this Agreement is, for any reason, held or adjudged to be invalid, illegal or unenforceable by any court of competent jurisdiction, such article, phrase, provision, or portion so adjudged will be deemed separate, distinct and independent and the remainder of this Agreement will remain in full force and effect and will not be invalidated or rendered illegal or unenforceable or otherwise affected by such adjudication, provided the basic purposes of this Agreement and the benefits to the Parties are not substantially impaired.

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5.7. Notices

All notices or other communications hereunder will be in writing and sent by facsimile or personal delivery to the Parties’ respective addresses set out below:

(a)	If to Seller:

DEVVSTREAM HOLDINGS INC.
2108 N St., Suite 4254
Sacramento, CA 95816
U.S.A.

Attention : Chris Merkel
chris@devvstream.com

With a copy (which will not constitute notice) to:

Kirkland & Ellis LLP
601 Lexington Avenue
New York, NY 10022
Attn: Peter Seligson, P.C.
E-mail: peter.seligson@kirkland.com

(b)	If to Buyer:

Karbon-X Corp.
510 5th St. SW, Suite 910 Calgary Alberta, CA T2P 3S2 Attn : Chad Clovis
Email : cc@karbon-x.com

With a copy (which shall not constitute notice) to :

Cutler Law Group, P.C.
6575 West Loop South, Suite 500
Bellaire, TX 77401
Attn : M. Richard Cutler Email : rcutler@cutlerlaw.com

(c)	A notice or other communication will be considered delivered if:

(i)	sent by email or facsimile on the next day following receipt of the email or facsimile confirmation; or

(ii)

personally delivered, at the time of delivery, unless it is delivered after 5 p.m. local time in which case it will be deemed delivered on the next business day (being any day on which banks located in Sacramento, California are authorized or obligated to close).

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5.8. Entire Agreement

This Agreement constitutes the entire agreement of the Parties with respect to the subject matter hereof, and supersedes all other prior understandings or agreements, both written and oral, between the Parties relating to the subject matter hereof.

5.9. No Waiver

No delay or omission by a Party in the exercise of any right under this Agreement will be taken, construed, or considered as a waiver or relinquishment thereof, and any such right may be exercised from time to time and as often as may be deemed expedient. If any of the terms and conditions herein are breached and thereafter waived by a Party, such waiver is limited to the particular breach so waived and is not deemed to waive any other breach hereunder.

5.10. Governing Law

This Agreement will be governed by and construed in accordance with the laws of the State of California, without regard to principles of conflicts of law thereunder. Each Party agrees that, in connection with any legal suit or proceeding arising out of or with respect to this agreement, it will submit to the exclusive jurisdiction of the federal and state courts located in Los Angeles County, California and by executing this Agreement agrees to venue in such courts and consents to such courts’ jurisdiction. Process in any suit or proceeding referred to in the preceding sentence may be served on any party anywhere in the world. Counterparts

This Agreement may be executed and delivered by facsimile or electronic means, and, if so executed and delivered by each of the Parties, will be sufficient for all purposes of evidencing due and valid execution of this Agreement.

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IN WITNESS WHEREOF, the Parties have executed this Agreement, signed by their duly authorized officers or individuals, as of the date first written above.

DEVVSTREAM HOLDINGS INC.		KARBON-X CORP.

Per:	/s/ Sunny Trinh	Per:	/s/ Chad Clovis
Name:	Sunny Trinh	Name:	Chad Clovis
Title:	CEO	Title:

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SCHEDULE “A”

Time	Delivery Qty

Q1/2025	0
Q2/2025	100
Q3/2025	200
Q4/2025	400
Q1/2026	600
Q2/2026	800
Q3/2026	1,000
Q4/2026	1,200
Q1/2027	1,400
Q2/2027	1,600
Q3/2027	1,800
Q4/2027	2,000
Q1/2028	2,200
Q2/2028	2,400
Q3/2028	2,600
Q4/2028	2,800
Q1/2029	3,000

Total Quantity	24,100

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